Exhibit 99.1

NTL REPORTS SECOND QUARTER 2006 RESULTS

INTEGRATION ON TRACK TO DELIVER STATED COST SAVINGS

London, England, August 8, 2006 – NTL Incorporated (NASDAQ: NTLI)  announces results for the quarter ended June 30, 2006 – the first full quarter since NTL merged with Telewest Global, Inc. on March 3, 2006. This earnings release contains historical financial information on both an actual reported basis and a pro forma basis. The pro forma results for the quarter ended March 31, 2006 assume that the merger took place on January 1, 2006 and the pro forma results for 2005 quarterly periods assume that the merger took place on January 1, 2005.

Quarterly highlights(1)

•                  Strong OCF and consumer revenue growth

•                  Strong operating income growth

•                  ARPU of £42.21, up £0.71 vs Q1-06

•                  RGU per customer of 2.12, up from 2.09 at Q1-06

•                  Triple play penetration of 37.1%, up from 34.9% at Q1-06

•                  Estimated £15m of synergy savings achieved in quarter

•                  Virgin Mobile acquisition - first true quad-play to be offered

•                  Virgin brand licence agreed, enabling rebranding of entire consumer business

(1) –operational statistics for prior periods prepared on a pro forma basis

	Reported	Pro forma	Reported
(£ millions) (unaudited)	Q2 2006	Q1 2006	Q1 2006
Revenue
Consumer	644.7	636.7	461.4
Business	160.1	165.6	122.8
Total Cable	804.8	802.3	584.2
Content	79.5	86.5	27.2
Total Revenue	884.3	888.8	611.4

OCF	293.3	277.0	198.4

Operating income/(loss)	6.3	(0.9)	3.9

OCF in the second quarter of 2006 has been negatively impacted by costs relating to the merger with Telewest, including £13.7m of merger integration costs (pro forma Q1-06: £5.8m) such as third party costs for planning and implementing the merger integration and costs of our internal “merger office”. Costs like these will recur as we continue our drive to realize merger synergies. We also incurred an estimated £5.5m of additional stock based compensation expense arising from the revaluation of Telewest stock options on the merger (pro forma Q1-06: £2.8m). For further discussion, please see Operational Review. OCF is operating income before depreciation, amortization and other charges and is a non-GAAP measure. The pro forma presentation set forth above and elsewhere in this earnings release is non-GAAP financial information. Please see Appendix F for reconciliation of non-GAAP terms to their nearest GAAP equivalents.

Steve Burch, Chief Executive Officer of NTL, said:

“We are delighted with today’s strong operational and financial results. They show continued evidence of improvements in our consumer business. Consumer revenue, OCF, ARPU, RGU per customer and triple play penetration have all improved sharply as we focused our strategy on acquiring profitable quality customers. As expected, this did impact overall customer levels slightly. We also achieved £15 million of estimated synergy cost savings in this quarter, which puts us firmly on track to achieve the £250 million run rate as promised by the end of 2007.

Now that we have closed the Virgin Mobile transaction, we can really start to reap the benefits of being able to exploit our bundling, branding and network strengths along with new channels to market. The launch of quad-play and Free TV bundles will provide more opportunities to offer our consumers unbeatable value and service, whatever their communication and entertainment needs.

By continuing to exploit our competitive strengths, delivering on the growth opportunities in our markets, and capturing substantial merger synergies, we believe we can drive significant free cash flow generation going forward. This will provide us with excellent financial flexibility and improved capital deployment options.”

Contacts

Investor Relations:
Richard Williams:	+44 (0) 20 7299 5479 / richard.williams@ntl.com
Vani Bassi:	+44 (0) 20 7299 5353 / vani.bassi@ntl.com

Media:
Kirstine Cox:	+44 (0)1256 752669 / kirstine.cox@ntl.com

Brunswick:
Sarah Lindgreen:	+44 (0) 20 7404 5959
Frank De Maria:	+1 212 333 3810

OPERATIONAL REVIEW

The commentary below refers to financial results prepared on both an actual reported and pro forma basis. The historical actual reported results consolidate Telewest from March 3, 2006, the date of the closing of the merger between NTL and Telewest. The pro forma financial information for the first quarter of 2006 assumes that the merger with Telewest occurred on January 1, 2006. The pro forma results for 2005 quarterly periods assume that the merger occurred on January 1, 2005. All historical references to operational statistics including customer and subscriber figures, ARPU and churn are on a pro forma basis. The pro forma financial information is non-GAAP financial information that management believes facilitates a comparative analysis of developments in the Company’s business.

Total revenue in the quarter was £884.3 million, up £272.9 million sequentially compared with the first quarter of 2006 and up £401.8 million compared to the second quarter of 2005, due mainly to the acquisition of Telewest.

Total revenue in the quarter was down £4.5 million compared to the pro forma previous quarter, principally due to reduced Business and sit-up revenue, partially offset by growth in Consumer and Flextech. Total revenue was up £24.4 million compared to the pro forma second quarter of 2005 due mainly to Telewest’s acquisition of sit-up in May 2005.

Cable Segment

Consumer

Consumer revenue in the second quarter was £644.7 million, up £183.3 million sequentially compared with the first quarter and £265.8 million compared to the second quarter of 2005, due mainly to the acquisition of Telewest.

Consumer revenue was up £8.0 million sequentially compared to the pro forma first quarter primarily due to a sharp increase in ARPU to £42.21 from £41.50 in the previous quarter.

As expected, customer growth has been affected by our strategy to integrate the two cable businesses and to share best practices across the group’s operations. This has improved ARPU, RGU per customer and triple play penetration but has had an impact on overall customer levels. We expect this impact will continue into the second half as we continue to focus on improving our operational performance, targeting more profitable consumers, and delivering a better experience to our customers.

We anticipated that customer net additions would be lower than the first quarter, and this was borne out in the results. Net customer disconnects were 18,900 in the second quarter, compared to 25,800 net customer additions in the previous quarter and to 62,500 net customer additions in the same quarter last year. Specific reasons for this impact include an increased focus on quality growth at old NTL, some increase in competitive pressure and a higher level of house moves than has been typical historically.

To focus on better quality growth, we have more closely aligned old NTL up-front credit policies with those of old Telewest, with the effect of reducing gross customer acquisition levels in old NTL. When Telewest implemented a similar policy change in 2003, it experienced two quarters of customer losses before churn benefits were realized. This effort is intended to promote quality growth rather than overall customer growth, and is being demonstrated in improved ARPU, as described above. ARPU growth reflects our successful focus on selling profitable product bundles, on cross-sell and up-sell to existing customers as well as selected price increases. This is reflected in growth in RGU per customer from 2.09 to 2.12 and in triple play penetration which grew from 34.9% to 37.1% during the quarter. The success of this focus was most apparent in old NTL where ARPU grew by £0.93 to £40.21 n the quarter.

Competitive activity has had some impact on overall acquisition levels. In response to our aggressive and ambitious move into the quad-play arena with the prospect of the Virgin brand, competition in our sector has intensified. However, we are confident in our ability to compete on value, quality, technology, service and brand. As a result, this pressure from increased competition may be expected to have some impact, but we believe it should lessen over time. Any estimate of the impact on customer acquisition is inherently subjective, however we estimate that roughly 10,000 to 15,000 of the reduction in gross customer additions relates to increased competitive pressure. We are addressing this with the launch of our new offers including Free TV bundles and quad-play and remain confident that our expertise in marketing triple play will result in consumer demand for simple, accessible and good value products.

Customer growth was also impacted by higher churn at 1.5%, which was up from 1.3% in the previous quarter and up from 1.4% for the second quarter of 2005. As anticipated, churn rose due to seasonal factors such as increased house moves and student churn as well as being impacted by the credit policy changes. We believe that the percentage of house moves was higher than the same quarter last year. We do not believe that churn was materially impacted by increased competition due to the costs of moving from cable broadband to DSL.

Positive customer net additions in old Telewest areas were outweighed by net disconnections in old NTL areas. We expect this to occur again in the third quarter due to the credit policy changes we have made at old NTL. (As mentioned above, when Telewest underwent similar policy changes in 2003, it had two quarters of customer losses before churn benefits were realized.) In addition, as part of our focus on quality profitable growth, we are managing a shift to more profitable sales channels, which will lead to reduced acquisitions from our direct sales channels. As a result of the above, positive customer growth will continue to be challenging in the third quarter.

Net RGU additions were 91,700 in the second quarter, compared to 205,100 in the first quarter and to 196,100 in the second quarter of 2005. RGU growth was lower in the second quarter compared to the previous quarter for the reasons outlined above relating to overall customer growth.

During the quarter, we instituted a post-merger review of our customer and RGU reporting across all four of our existing billing systems. As a result of data cleanse and alignment of customer and RGU definitions across the two companies, our customer count has been reduced by approximately 0.7% (or 36,200) and RGU count by approximately 0.7% (or 69,000.) We are planning to integrate old NTL’s three existing billing systems onto the existing system used by Telewest over the next fifteen months. As a result, it is probable that further adjustments to customer numbers will take place at the time of those conversions. These adjustments in raw customer numbers and RGU numbers do not have any impact on revenue or OCF.

Broadband

We continue to experience good growth in the number of broadband subscribers, with net additions of 104,900 in the quarter, compared to 191,400 in the previous quarter and 149,800 in the same quarter last year. In the second quarter of last year, broadband growth had been boosted by the introduction in old NTL of a £9.99 standalone broadband offer, which has not been repeated. Broadband penetration stands at 24.7% of our homes marketable, leaving significant room for further growth.

As an end-to-end network owner, we have competitive strengths in the quality of broadband service that we offer. Customers can receive consistent speeds no matter where they live on our network and our top speeds of 10Mb are available throughout our addressable areas. We are also increasing our entry level speed in old NTL areas to 2Mb in September which will then be the consistent entry tier across the entire group.

Television

Digital television net additions were 73,800, compared to 70,600 in the previous quarter and to 57,100 in the second quarter of 2005. Total TV net additions, which includes analog television, were 8,300 in the quarter compared to 5,600 in the previous quarter and to 13,200 in the same quarter last year.

Our roll-out of exciting new television products continues. Video-on-demand (VOD) is now available to around 80% of our digital subscribers and digital video recorders (DVR) and high definition TV (HDTV) are available in old Telewest areas where we currently have 34,000 subscribers with the HD compatible DVR box. We continue to add to our line-up of VOD and HDTV content. Cable was the first platform in the UK to launch HDTV and was the only TV platform in the UK to offer all broadcasted World Cup football matches in HDTV.

Television remains a focus for ARPU enhancements. In old Telewest, we increased the price of our top two basic packages and Sky premium channels in March, 2006 and in old NTL we increased some basic package prices in July, 2006, and plan to increase certain premium channel prices in September, 2006. Our HDTV/DVR service is charged at £10 per month for customers on the top basic service.

Our wide and comprehensive range of television services allows us to retain a competitive advantage over competing platforms.

Telephony

Telephony net disconnections were 21,600 in the quarter, compared to 8,100 net additions in the previous quarter and to 33,100 net additions in the same quarter last year.

We have continued our strategy of migrating subscribers to flat rate packages to reduce the impact of declining fixed line telephony usage. We have recently launched a unique new bundled minutes phone package, Talk Anywhere, offering all domestic, international, internet and even mobile phone calls for a single fixed price.

In addition, we acquired Virgin Mobile Holdings (UK) plc, or Virgin Mobile, on July 4, 2006. This exciting transaction, amongst other things, will allow us to cross-sell Virgin Mobile products and services to our fixed-line telephone subscribers.

We increased the price of telephony line rental from £10.50 to £11.00 in June.

Off-net

Consumer off-net revenue was £16.3 million in the second quarter, compared to £18.0 million in the previous quarter and £17.6 million in the same quarter last year. These revenues are largely from Virgin.net, our wholly owned broadband ISP. As at the quarter end, Virgin.net had 205,300 broadband subscribers.

Business

Business revenue in the second quarter was £160.1 million, up £37.3 million sequentially and up £56.5 million compared to the second quarter of 2005 due mainly to the acquisition of Telewest.

Business revenue was down £5.5 million compared to the pro forma previous quarter mainly due to reductions in wholesale and other contract renewals.

In line with our continued focus on corporate and mid-market customers, we have experienced a shift in revenue mix, with data revenues growing compared to the pro forma second quarter last year and constituting a higher percentage of total Business revenues.

In the short term, we believe business voice and data services remain a challenging market in the UK. However, we believe we are well positioned for long-term growth, with a lower unit network cost than our competitors, a strong capable network and a substantial increase in scale from the Telewest merger, which should enable us to take on our competition with greater success.

Cable Segment OCF

Cable segment OCF in the quarter was £284.5 million, up £120.3 million as compared to the same quarter last year, and up £89.1 million compared to the previous quarter due mainly to the merger with Telewest.

The cable segment’s OCF in the quarter was up £16.9 million as compared to the pro forma second quarter due mainly to the non-recurrence of certain costs relating to the merger with Telewest, detailed further below.

Content Segment

The Content segment consists of two businesses, Flextech and sit-up. Content revenue, after inter segment elimination, in the second quarter was £79.5 million, comprising £34.4 million from Flextech and £45.1 million from sit-up, compared to £27.2 million Content revenue in the prior quarter and £nil Content revenue in the second quarter of 2005, due entirely to the acquisition of Telewest on March 3, 2006.

Flextech has historically sold programming to NTL, as well as to Telewest. For pro forma consolidation purposes therefore, these amounts have been eliminated.

Total Content revenue, after inter segment elimination, was up £26.2 million on the pro forma second quarter of 2005 due to the acquisition of sit-up by Telewest in May 2005. Content revenue was down £7.0 million on the pro forma previous quarter mainly due to a reduction in sit-up revenues.

Flextech revenue, after inter segment elimination, was £34.4 million in the quarter, relatively flat as compared to the pro forma previous quarter and up 17.8% on the pro forma second quarter of 2005. Flextech advertising revenue was £21.0 million in the second quarter, down £1.0 million on the pro forma previous quarter but up £5.3 million on the pro forma same quarter last year, resulting primarily from increased share of the advertising revenue market due to the prior year growth in commercial impacts. Flextech subscription revenue before inter segment elimination was relatively flat compared to the pro forma previous quarter at £14.6 million, but up 6.6% on the same quarter last year, due to increased multi-channel penetration.

Sit-up revenue was £45.1 million in the quarter, relatively flat as compared to the same quarter last year (as reported by sit-up under UK GAAP before its acquisition by Telewest.) Revenue was down £6.8 million from the previous quarter on a pro forma basis, due principally to the seasonal downturn associated with Easter and weak viewing and demand during the World Cup.

Content segment OCF in the quarter was £8.8 million after inter segment eliminations, up £8.8 million as compared to the same quarter last year and up £5.8 million compared to the prior quarter due to the merger with Telewest. The content segment’s OCF in the quarter, before inter segment eliminations of £14.5 million, was up £3.2 million as compared to the pro forma same quarter last year and down by £0.2 million from the pro forma prior quarter.

Operating income before depreciation, amortization and other charges (OCF)

OCF in the second quarter was £293.3 million, up £94.9 million sequentially compared to the first quarter and up £129.1 million compared to the second quarter of 2005, mainly due to the merger with Telewest.

OCF in the second quarter was up £16.3 million from the pro forma previous quarter, mainly due to the non-recurrence of certain transaction costs relating to the Telewest merger transaction, such as investment banking fees and insurance costs.

Second quarter OCF was also impacted negatively by other costs associated with the merger integration. Some of these costs can be expected to recur as we continue our drive to realize synergies from the Telewest merger. These costs include:

•                  Third party costs of £10.8 million principally for planning and implementing the merger integration, compared to £3.6 million in the first quarter of 2006.

•                  Estimated additional selling, general and administrative expense (SG&A) of approximately £2.9 million due to the costs of our internal “merger office”, a department staffed by employees working predominantly on the integration of the two businesses. This compares to £2.2 million in the first quarter of 2006.

•                  An estimated £5.5 million of additional stock-based compensation expense (SBCE) from the revaluation at the time of the merger of stock options issued to Telewest personnel. For the first quarter of 2006, the amount was £2.8 million on a pro forma basis.

OCF in the second quarter benefited from approximately £11 million of estimated synergy cost savings resulting from the merger. This was offset, however, by the total merger implementation costs incurred in the quarter of £14 million. We expect implementation costs to roughly equal the synergy savings in the third quarter.

We continue to expect to achieve a run rate of £250 million of synergy savings by the end of 2007, consisting of £200m of operational expenditure savings and £50 million of capital expenditure savings. The implementation costs to achieve this are expected to be £250 million in total, with just over half being incurred in 2006, split roughly as to two-thirds of operating expenditure and one-third of capital expenditure.

We expect OCF in the third quarter to be impacted by some extra costs including increased marketing expenditure, increased investment in customer care, increased SBCE costs relating to senior management, and the cost of the Virgin brand trade license.

OCF and pro forma OCF are non-GAAP measures. See Appendix F for reconciliation of non-GAAP measures to their nearest GAAP equivalents.

Operating income, loss from continuing operations and net loss

Operating income in the second quarter was £6.3 million, compared to £6.4 million in the second quarter of 2005. The increase in OCF arising from the acquisition of Telewest was offset by additional depreciation and amortization, also arising from the acquisition of Telewest, together with an increase in other charges. Other charges of £12.1 million in the second quarter represent old NTL employee termination and property exit costs in connection with the merger integration restructuring program.

Loss from continuing operations in the second quarter was £195.8 million, compared to £66.1 million in the second quarter of 2005. The increased loss was driven primarily by an increase in interest expense from the indebtedness incurred to acquire Telewest and an increase of £81.3 million in foreign currency transaction losses.

Net loss was £195.8 million in the second quarter compared to net income of £73.5 million in the same quarter last year, which included a £141.4 million gain on the disposal of our Ireland business.

Capital Expenditure

Fixed asset additions (accrual basis) in the quarter were £133.9 million, an increase of £16.1 million as compared to the previous quarter, and an increase of £63.7 million as compared to the second quarter of 2005, due mainly to the acquisition of Telewest.

Fixed asset additions (accrual basis) in the quarter were down £24.4 million as compared to the pro forma previous quarter, and up £4.7 million as compared to the second quarter of 2005.

Fixed asset additions (accrual basis) and pro forma fixed asset additions (accrual basis) are non-GAAP financial measures. See Appendix F for reconciliation of non-GAAP measures to their nearest GAAP equivalents.

Net Debt

As of June 30, 2006, net debt was £5,396 million. This consisted of £4,400 million outstanding on the company’s Senior Credit Facilities, £567 million of Senior Bridge financing, £760 million of Senior notes, and £110 million of capital leases and other, offset by £441 million of cash and cash equivalents.

The acquisition of Virgin Mobile Holdings (UK) plc took place following the quarter end on July 4, 2006. NTL paid for the acquisition through the issuance of 34.4 million shares of NTL common stock and £418 million of cash.

Since the end of the quarter, NTL has completed the refinancing of its debt following the acquisitions of both Telewest and Virgin Mobile. As a result, gross debt was £6,326 million. This consisted of three tranches of Senior Credit Facilities, a £3,525 million “A”  tranche, a £1,340 million “B” tranche and a £300 million “C” tranche of Senior Credit Facilities, £757 million of existing Senior Notes, $550 million of new Senior Notes and £110 million of capital leases and other.

Net debt is a non-GAAP financial measure. See Appendix F for reconciliation of non-GAAP measures to their nearest GAAP equivalents.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors include: (1) the failure to obtain and retain expected synergies from the merger with Telewest and the acquisition of  Virgin Mobile; (2) rates of success in executing, managing and integrating key acquisitions, including the merger with Telewest and the acquisition of Virgin Mobile; (3) the ability to achieve business plans for the combined company; (4) the ability to manage and maintain key customer relationships; (5) the ability to fund debt service obligations through operating cash flow; (6) the ability to obtain additional financing in the future and react to competitive and technological changes; (7) the ability to comply with restrictive covenants in NTL’s indebtedness agreements; (8) the ability to control customer churn; (9) the ability to compete with a range of other communications and content providers; (10) the effect of technological changes on NTL’s businesses; (11) the functionality or market acceptance of new products that NTL may introduce; (12) possible losses in revenues due to systems failures; (13) the ability to maintain and upgrade NTL’s networks in a cost-effective and timely manner; (14) the reliance on single-source suppliers for some equipment and software; (15) the ability to provide attractive programming at a reasonable cost; and (16) the extent to which NTL’s future earnings will be sufficient to cover its fixed charges.

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in NTL’s Form 10-K and NTL Holdings Inc.’s Form 10-K that were filed with the SEC on February 28, 2006 and March 1, 2006, respectively. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

NTL-Telewest Merger

On March 3, 2006, NTL Holdings Inc, (formerly known as NTL Incorporated) merged with a subsidiary of NTL Incorporated (formerly known as Telewest Global, Inc.). Because this transaction is accounted for as a reverse acquisition, the actual reported financial information included in this release is of the corporation now known as NTL Holdings Inc. for the period through March 3, 2006 and thereafter it reflects the reverse acquisition of Telewest Global, Inc. The pro forma financial information treats the merger as if it occurred at the beginning of the relevant year.

Virgin Mobile Acquisition

On July 4, 2006. NTL Incorporated completed the acquisition of Virgin Mobile Holdings (UK) plc, or Virgin Mobile. Virgin Mobile is the UK’s leading virtual mobile network operator with approximately 4.3 million customers and the UK’s fifth largest provider of mobile communications services. We have entered into a long-term exclusive license agreement with Virgin Enterprises Limited pursuant to which we intend to re-brand our combined consumer business with the Virgin brand.

Virgin Mobile’s summary financial information IFRS financial results for the year ended March 31, 2006 has been made available in Appendix G for background information only. We did not own Virgin Mobile during this period. We do not take responsibility for the information in these financial statements which are not prepared in accordance with or reconciled to US GAAP.

Non-GAAP Financial Measures

We use non-GAAP measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity.

We evaluate operating performance based on several non-GAAP financial measures, including (i) operating income before depreciation, amortization and other charges (OCF), (ii) fixed asset additions (accrual basis) and (iii) net debt, as we believe these are important measures of the operational strength of our business. Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income (loss), purchase of fixed assets and total liabilities, respectively, as indicators of our operating performance, expenditure for fixed assets and total liabilities.

Please see Appendix F for a discussion of our use of non-GAAP financial measures.

Pro Forma Financial Information

The pro forma presentation of our financial results contained herein is non-GAAP financial information. We have included the pro forma information to provide a useful basis for evaluating developments in our business over time, but it should not be viewed as a substitute for our GAAP financial information. Please see Appendix E.

Appendices:

A)          Financial Statements

•                  Condensed Consolidated Statement of Operations

•                  Condensed Consolidated Balance Sheet

•                  Condensed Consolidated Statement of Cashflows

•                  Quarterly Condensed Consolidated Statement of Operations

B)            Residential Operations statistics

C)            Segmental Analysis

D)           Fixed Asset Additions (accrual basis)

E)             Pro Forma Combined Condensed Financial Information

F)             Use of non-GAAP Financial Measures and Reconciliations to GAAP

G)            Virgin Mobile Financial and Operational Results

Appendices

A)           Financial Statements

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in £millions, except per share data) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Revenue	884.3	482.5	1,495.7	980.3

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(367.5)	(196.0)	(622.4)	(402.9)
Selling, general and administrative expenses	(223.5)	(122.3)	(381.6)	(242.1)
Other charges	(12.1)	(0.7)	(20.5)	(1.1)
Depreciation	(219.3)	(129.6)	(368.6)	(259.9)
Amortization	(55.6)	(27.5)	(92.4)	(54.9)
Total costs and expenses	(878.0)	(476.1)	(1,485.5)	(960.9)
Operating income	6.3	6.4	10.2	19.4

Other income (expense)
Interest income and other, net	8.6	8.3	17.2	14.8
Interest expense	(135.6)	(58.4)	(219.4)	(128.5)
Share of income from equity investments	3.1	0.2	4.5	0.2
Foreign currency transaction losses	(94.1)	(12.8)	(104.1)	(16.8)
Loss on extinguishment of debt	—	—	(32.4)	—
Gains (losses) on derivative instruments	5.7	—	(3.5)	—
Loss from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	(206.0)	(56.3)	(327.5)	(110.9)
Income tax benefit (expense)	9.9	(9.8)	9.9	(21.1)
Minority interest income	0.3	—	0.7	—
Cumulative effect of change in accounting principle	—	—	1.2	—
Loss from continuing operations	(195.8)	(66.1)	(315.7)	(132.0)

Discontinued operations
(Loss) income from discontinued operations before income taxes	—	(1.8)	—	5.5
Gain on disposal of assets	—	141.4	—	656.0
Income tax expense	—	—	—	(0.2)
Income from discontinued operations	0.0	139.6	0.0	661.3

Net (loss) income	(195.8)	73.5	(315.7)	529.3

Basic and diluted (loss) from continuing operations per share	£(0.68)	£(0.31)	£(1.20)	£(0.62)

Basic and diluted income from discontinued operations per share	—	£0.66	—	£3.08

Basic and diluted net (loss) income per share	£(0.68)	£0.35	£(1.20)	£2.47

Average number of shares outstanding	287.9	212.8	262.4	214.5

CONDENSED CONSOLIDATED BALANCE SHEET

(in £ millions)

	June 30,	December 31,
	2006	2005
	(Unaudited)	(See Note)
Assets
Current assets
Cash and cash equivalents	441.7	735.2
Restricted cash	7.5	3.4
Marketable securities	—	96.9
Accounts receivable - trade, less allowance for doubtful accounts of £44.1 (2006) and £41.7 (2005)	340.8	191.8
Inventory for re-sale	11.9	—
Programming inventory	42.6	—
Prepaid expenses and other current assets	101.3	112.4
Total current assets	945.8	1,139.7

Fixed assets, net	6,133.0	3,294.9
Goodwill	1,420.0	—
Reorganization value in excess of amounts allocable to identifiable assets	193.0	193.0
Customer lists, net	919.9	247.6
Other intangible assets, net	64.0	2.4
Investments in and loans to affiliates, net	363.4	—
Other assets, net of accumulated amortization of £25.1 (2006) and £32.2 (2005)	138.9	110.9
Total assets	10,178.0	4,988.5

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	287.4	176.9
Accrued expenses and other current liabilities	586.2	291.1
Interest payable	27.8	37.8
Deferred revenue	227.6	103.2
Current portion of long-term debt	49.8	0.8
Total current liabilities	1,178.8	609.8

Long-term debt, net of current portion	5,788.1	2,279.2
Deferred revenue and other long-term liabilities	168.5	134.3
Defered income taxes	127.9	9.2
Total liabilities	7,263.3	3,032.5
Commitments and contingent liabilities
Minority Interest	0.3	1.0
Shareholders’ equity
Common stock	1.6	1.2
Additional paid-in capital	3,758.2	2,671.0
Treasury stock	—	(114.0)
Accumulated other comprehensive income	120.7	45.5
Accumulated deficit	(966.1)	(648.7)
Total shareholders’ equity	2,914.4	1,955.0
Total liabilities and shareholders’ equity	10,178.0	4,988.5

Note: The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date.

CONDENSED CONSOLIDATED STATEMENT OF CASHFLOWS

(in £millions) (unaudited)

	Six months ended
	June 30,
	2006	2005

Net cash provided by operating activities	243.8	122.6

Investing activities
Purchase of fixed assets	(263.4)	(144.4)
Investments in and loans to affiliates	13.6	—
Acquisition of subsidiaries, net of cash acquired	(2,013.7)	—
Proceeds from the sale of fixed assets	0.9	2.2
Decrease (increase) in restricted cash	4.2	(22.6)
Proceeds from sale of broadcast operations, net	—	1,229.0
Proceeds from sale of Ireland operations, net	—	216.2
Net cash (used in) provided by investing activites	(2,258.4)	1,280.4

Financing activities
Proceeds from employee stock option exercises	30.3	4.3
Purchase of stock	—	(114.0)
New borrowings	6,769.9	—
Principal payments on long-term debt	(4,950.6)	(700.0)
Financing fees	(104.1)	—
Capital lease payments	(12.9)	(0.4)
Dividends paid	(1.6)	—
Net cash provided by (used in) financing activities	1,731.0	(810.1)

Cash flow from discontinued operations
Net cash used by operating activities	—	(14.3)
Net cash used by investing activities	—	(4.1)
Net cash used in discontinued operations	—	(18.4)

Effect of exchange rate changes on cash and cash equivalents	(9.9)	10.4

(Decrease) increase in cash and cash equivalents	(293.5)	584.9

Cash and cash equivalents, beginning of period	735.2	125.2
Cash and cash equivalents, end of period	£441.7	£710.1

QUARTERLY CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

( £millions, except share and per share data) (unaudited)

	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2006	2006	2005	2005	2005

Revenue	884.3	611.4	484.6	482.7	482.5

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(367.5)	(254.9)	(205.2)	(200.2)	(196.0)
Selling, general and administrative expenses	(223.5)	(158.1)	(124.7)	(116.2)	(122.3)
Other charges	(12.1)	(8.4)	(22.4)	(1.3)	(0.7)
Depreciation	(219.3)	(149.3)	(139.5)	(142.3)	(129.6)
Amortization	(55.6)	(36.8)	(27.2)	(27.4)	(27.5)
Total costs and expenses	(878.0)	(607.5)	(519.0)	(487.4)	(476.1)
Operating income (loss)	6.3	3.9	(34.4)	(4.7)	6.4

Other income (expense)
Interest income and other, net	8.6	8.6	7.8	6.8	8.3
Interest expense	(135.6)	(83.8)	(55.6)	(51.7)	(58.4)
Share of income from equity investments	3.1	1.4	0.9	(0.2)	0.2
Foreign currency transaction losses	(94.1)	(10.0)	35.2	(13.1)	(12.8)
Loss on extinguishment of debt	—	(32.4)	—	(2.0)	—
Gain (loss) on derivative instruments	5.7	(9.2)	—	—	—
Loss from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	(206.0)	(121.5)	(46.1)	(64.9)	(56.3)
Income tax benefit (expense)	9.9	—	(10.1)	12.4	(9.8)
Minority interest income (charge)	0.3	0.4	—	(1.0)	—
Cumulative effect of change in accounting principle	—	1.2	—	—	—
Loss from continuing operations	(195.8)	(119.9)	(56.2)	(53.5)	(66.1)

Discontinued operations
Income from discontinued operations before income taxes	—	—	0.2	—	(1.8)
Gain on disposal of assets	—	—	(0.2)	1.4	141.4
Income tax expenses	—	—	—	—	—
Income from discontinued operations	0.0	0.0	0.0	1.4	139.6
Net (loss) income	(195.8)	(119.9)	(56.2)	(52.1)	73.5

Basic and diluted (loss) from continuing operations per share	£(0.68)	£(0.49)	£(0.26)	£(0.25)	£(0.31)

Basic and diluted income from discontinued operations per share	£0.00	£0.00	£0.00	£0.01	£0.66

Basic and diluted net (loss) income per share	£(0.68)	£(0.49)	£(0.26)	£(0.24)	£0.35

Average number of shares outstanding	287.9	245.5	212.8	212.8	212.8

B)                                    RESIDENTIAL OPERATIONS STATISTICS

(data in 000’s except percentages, RGU/Customer and ARPU)

	Pro forma new NTL (1)
	Q2-06	Q1-06	Q4-05	Q3-05	Q2-05
Customers
Opening Customers	4,983.8	4,958.0	4,945.4	4,893.1	4,830.6
Data Cleanse (2)	(36.2)	—	(18.1)	—	—
Adjusted Opening Customers	4,947.6	4,958.0	4,927.3	4,893.1	4,830.6

Gross customer adds	192.3	218.1	248.9	271.9	250.8
Total Customer disconnections	(211.2)	(192.3)	(208.2)	(219.6)	(188.3)
Net customer adds	(18.9)	25.8	40.7	52.3	62.5
Reduction to customer count (3)	—	—	(10.0)	—	—
Closing Customers	4,928.7	4,983.8	4,958.0	4,945.4	4,893.1

Monthly customer churn %	1.5%	1.3%	1.4%	1.5%	1.4%

RGUS
Opening RGUs	10,405.7	10,200.6	10,040.2	9,837.5	9,641.4
Data Cleanse (2)	(69.0)	—	(43.1)	—	—
Adjusted Opening RGUs	10,336.7	10,200.6	9,997.1	9,837.5	9,641.4
Net RGU adds	91.7	205.1	215.8	202.7	196.1
Reduction to RGU count (3)	—	—	(12.3)	—	—
Closing RGUs	10,428.4	10,405.7	10,200.6	10,040.2	9,837.5

Net RGU Adds
Telephone	(21.6)	8.1	0.8	2.6	33.1
Television	8.3	5.6	23.3	(5.0)	13.2
DTV	73.8	70.6	85.5	42.9	57.1
Broadband	104.9	191.4	191.7	205.1	149.8
Total Net RGU Adds	91.7	205.1	215.8	202.7	196.1

Revenue Generating Units (RGUs)
Telephone	4,233.0	4,268.1	4,260.0	4,285.0	4,282.4
Television	3,293.1	3,315.9	3,310.3	3,288.7	3,293.6
DTV	2,836.2	2,786.5	2,715.9	2,637.5	2,594.6
Broadband	2,902.3	2,821.7	2,630.3	2,466.5	2,261.4
Total RGUs	10,428.4	10,405.7	10,200.6	10,040.2	9,837.5

RGU / Customer	2.12	2.09	2.06	2.03	2.01

Internet Customers
Dial-up (metered)	35.5	46.6	56.8	64.5	72.4
Dial-up (unmetered)	71.8	87.4	117.2	146.6	192.2
DTV Access	6.0	6.4	7.6	8.0	8.4
Total Dial-up and DTV access customers	113.3	140.4	181.6	219.0	273.0
Broadband	2,902.3	2,821.7	2,630.3	2,466.5	2,261.4
Total Internet	3,015.6	2,962.1	2,811.9	2,685.6	2,534.5

Bundled Customers
Dual RGU	1,838.9	1,939.1	2,033.2	2,114.5	2,184.6
Triple RGU	1,830.4	1,741.4	1,604.6	1,490.2	1,379.9
Percentage of dual or triple RGUs	74.4%	73.8%	73.4%	72.9%	72.8%
Percentage of triple RGUs	37.1%	34.9%	32.4%	30.1%	28.2%

ARPU
Combined	£42.21	£41.50	£41.27	£41.28	£41.63
NTL	£40.21	£39.28	£38.96	£38.99	£39.69
Telewest	£45.46	£45.15	£45.13	£45.11	£44.84
	.
Homes Marketable On-net
Telephone	12,312.7	12,311.2	12,299.7	12,288.5	12,273.1
ATV	12,661.1	12,656.7	12,652.8	12,633.9	12,621.2
DTV	12,009.7	11,989.2	11,972.3	11,941.7	11,926.1
Broadband	11,766.2	11,745.7	11,613.6	11,583.2	11,567.9
Total homes	12,661.1	12,656.7	12,652.8	12,633.9	12,621.2

Penetration of Homes Marketable On-net
Telephone	34.4%	34.7%	34.6%	34.9%	34.9%
Television - Total	26.0%	26.2%	26.2%	26.0%	26.1%
Television - DTV	23.6%	23.2%	22.7%	22.1%	21.8%
Broadband	24.7%	24.0%	22.6%	21.3%	19.5%
Total Customer	38.9%	39.4%	39.2%	39.1%	38.8%

Notes

(1)          Subscriber information is on a pro forma combined basis assuming that the old Telewest and old NTL merger had occurred on January 1, 2005 and reflects old Telewest and old NTL reported on-net with prior periods restated for policy alignments where applicable.

(2)          Data cleanse activity in Q2-06 resulted in a decrease of 36,200 customers and 69,000 RGUs, a decrease of approximately 13,500 Telco, 24,400 Broadband and 31,100 TV RGUs. Data cleanse activity in Q2-06 is a result of more closely aligning old NTL up-front credit policies with those of old Telewest, in order to focus on better quality customer growth.

Data cleanse activity in Q4-05 resulted in a decrease in old NTL of 18,100 customers and 43,100 RGUs, a decrease of approximately 17,700 Telco, 26,600 Broadband and an increase of 1,300 net TV RGUs.

(3)          Review of inactive backlog customers in Q4-05 resulted in an adjustment to remove 10,000 inactive backlog disconnects, representing 12,300 RGUs.

(4)          A table showing old NTL operational statistics for Q1-06 on an actual basis reflecting the merger with old Telewest on March 3, 2006 can be found in our Form 10Q for Q 1-06, filed with the SEC on May 9, 2006.

RESIDENTIAL OPERATIONS STATISTICS

(data in 000’s except percentages, RGU/Customer and ARPU)

	Old Telewest (1&4)					Old NTL on-net (1)
	Q2-06	Q1-06	Q4-05	Q3-05	Q2-05	Q2-06	Q1-06	Q4 05	Q3-05	Q2-05
Customers
Opening Customers	1,886.8	1,868.2	1,848.1	1,837.2	1,822.5	3,097.0	3,089.8	3,097.3	3,055.9	3,008.1
Data Cleanse (2)	(3.7)	—	—	—	—	(32.5)	—	(18.1)	—	—
Adjusted Opening Customers	1,883.1	1,868.2	1,848.1	1,837.2	1,822.5	3,064.5	3,089.8	3,079.2	3,055.9	3,008.1

Gross customer adds	73.2	79.2	86.1	89.5	79.4	119.2	138.9	162.8	182.4	171.4
Total Customer disconnections	(69.5)	(60.6)	(66.0)	(78.6)	(64.7)	(141.7)	(131.7)	(142.2)	(141.0)	(123.6)
Net customer adds	3.7	18.6	20.1	10.9	14.7	(22.5)	7.2	20.6	41.4	47.8
Reduction to customer count (3)	—	—	—	—	—	—	—	(10.0)	—	—
Closing Customers	1,886.8	1,886.8	1,868.2	1,848.1	1,837.2	3,042.0	3,097.0	3,089.8	3,097.3	3,055.9

Monthly customer churn %	1.2%	1.1%	1.2%	1.4%	1.2%	1.6%	1.5%	1.6%	1.6%	1.5%

RGUS
Opening RGUs	4,164.9	4,059.6	3,955.2	3,873.8	3,784.8	6,240.8	6,141.0	6,085.0	5,963.7	5,856.6
Data Cleanse (2)	(4.6)	—	—	—	—	(64.4)	—	(43.1)	—	—
Adjusted Opening RGUs	4,160.3	4,059.6	3,955.2	3,873.8	3,784.8	6,176.4	6,141.0	6,041.9	5,963.7	5,856.6
Net RGU adds	52.6	105.3	104.4	81.4	89.0	39.1	99.8	111.4	121.3	107.1
Reduction to RGU count (3)	—	—	—	—	—	—	—	(12.3)	—	—
Closing RGUs	4,212.9	4,164.9	4,059.6	3,955.2	3,873.8	6,215.5	6,240.8	6,141.0	6,085.0	5,963.7

Net RGU Adds
Telephone	1.2	11.5	0.5	(2.8)	11.6	(22.8)	(3.4)	0.3	5.4	21.5
Television	1.2	3.3	19.0	16.8	11.3	7.1	2.3	4.3	(21.8)	1.9
DTV	15.2	21.4	42.6	38.6	39.9	58.6	49.2	42.9	4.2	17.2
Broadband	50.1	90.5	84.9	67.3	66.1	54.8	100.9	106.8	137.7	83.7
Total Net RGU Adds	52.5	105.3	104.4	81.4	89.0	39.1	99.8	111.4	121.3	107.1

Revenue Generating Units (RGUs)
Telephone	1,698.9	1,698.4	1,686.9	1,686.4	1,689.2	2,534.0	2,569.7	2,573.1	2,598.6	2,593.2
Television	1,370.2	1,370.9	1,367.6	1,348.6	1,331.7	1,922.9	1,945.0	1,942.7	1,940.1	1,961.9
DTV	1,305.8	1,292.2	1,270.8	1,228.2	1,189.5	1,530.4	1,494.3	1,445.1	1,409.3	1,405.1
Broadband	1,143.8	1,095.6	1,005.1	920.2	852.8	1,758.5	1,726.1	1,625.2	1,546.3	1,408.6
Total RGUs	4,212.9	4,164.9	4,059.6	3,955.2	3,873.8	6,215.5	6,240.8	6,141.0	6,085.0	5,963.7

RGU / Customer	2.23	2.21	2.17	2.14	2.11	2.04	2.02	1.99	1.96	1.95

Internet Customers
Dial-up (metered)	9.6	15.4	19.6	23.6	25.0	25.9	31.2	37.2	40.9	47.4
Dial-up (unmetered)	22.7	28.9	38.3	49.5	65.5	49.1	58.5	78.9	97.0	126.7
DTV Access	—	—	—	—	—	6.0	6.4	7.6	8.0	8.4
Total Dial-up and DTV access customers	32.3	44.3	57.9	73.2	90.6	81.0	96.1	123.7	145.9	182.5
Broadband	1,143.8	1,095.6	1,005.1	920.2	852.8	1,758.5	1,726.1	1,625.2	1,546.3	1,408.6
Total Internet	1,176.1	1,139.9	1,063.0	993.4	943.4	1,839.5	1,822.2	1,748.9	1,692.2	1,591.1

Bundled Customers
Dual RGU	721.8	756.9	794.0	812.6	831.7	1,117.2	1,182.2	1,239.2	1,301.9	1,352.9
Triple RGU	802.2	760.6	698.6	647.3	602.4	1,028.2	980.8	906.0	842.9	777.5
Percentage of dual or triple RGUs	80.8%	80.4%	79.9%	79.0%	78.1%	70.5%	69.8%	69.4%	69.2%	69.7%
Percentage of triple RGUs	42.5%	40.3%	37.4%	35.0%	32.8%	33.8%	31.7%	29.3%	27.2%	25.4%

ARPU	£45.46	£45.15	£45.13	£45.11	£44.84	£40.21	£39.28	£38.96	£38.99	£39.69

Homes Marketable On-net
Telephone	4,700.2	4,701.2	4,698.4	4,696.4	4,694.0	7,612.5	7,610.0	7,601.3	7,592.0	7,579.1
ATV	4,704.8	4,702.9	4,700.8	4,698.1	4,698.5	7,956.3	7,953.8	7,952.0	7,935.8	7,922.7
DTV	4,586.5	4,568.5	4,525.2	4,503.9	4,501.2	7,423.2	7,420.7	7,447.1	7,437.8	7,424.9
Broadband	4,586.5	4,568.5	4,525.2	4,503.9	4,501.2	7,179.7	7,177.2	7,088.4	7,079.3	7,066.7

Penetration of Homes Marketable On-net
Telephone	36.1%	36.1%	35.9%	35.9%	36.0%	33.3%	33.8%	33.9%	34.2%	34.2%
Television - Total	29.1%	29.1%	29.1%	28.7%	28.3%	24.2%	24.5%	24.4%	24.4%	24.8%
Television - DTV	28.5%	28.3%	28.1%	27.3%	26.4%	20.6%	20.1%	19.4%	18.9%	18.9%
Broadband	24.9%	24.0%	22.2%	20.4%	18.9%	24.5%	24.0%	22.9%	21.8%	19.9%
Total Customer	40.1%	40.1%	39.7%	39.3%	39.1%	38.2%	38.9%	38.9%	39.0%	38.6%

Notes

(1)          Subscriber information reflects old Telewest and old NTL reported on-net with prior periods restated for policy alignments, where applicable.

(2)          Data cleanse activity in Q2-06 resulted in a decrease in old Telewest of 3,700 customers and 4,600 RGUs, a decrease of approximately 700 Telco, 2,000 Broadband and 1,900 TV RGUs, and in old NTL of 32,500 customers and 64,400 RGUs, a decrease of approximately 12,800 Telco, 22,400 Broadband and 29,200 TV RGUs. Data cleanse activity in Q2-06 is a result of more closely aligning old NTL up-front credit policies with those of old Telewest, in order to focus on better quality customer growth.

Data cleanse activity in Q4-05 resulted in a decrease in old NTL of 18,100 customers and 43,100 RGUs, a decrease of approximately 17,700 Telco, 26,600 Broadband and an increase of 1,300 net TV RGUs.

(3)          Review of inactive backlog customers in Q4-05 resulted in an adjustment to remove 10,000 inactive backlog disconnects, representing approximately 12,300 RGUs.

(4)          Old Telewest operational statistics given above for Q1-06 are for the full 3 months ended March 31, 2006 on a pro forma basis including the period prior to the merger with old NTL.

C) SEGMENTAL ANALYSIS

(£millions) (unaudited)

Actual Reported

	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2006	2006	2005	2005	2005
Revenue
Cable segment
Consumer	645.1	461.7	379.4	377.5	378.9
Business	160.1	122.8	105.2	105.2	103.6
Total	805.2	584.5	484.6	482.7	482.5
Inter segment revenue	(0.4)	(0.3)	—	—	—
	804.8	584.2	484.6	482.7	482.5
Content segment
Flextech	40.1	12.8	—	—	—
Sit-up	45.1	16.2	—	—	—
Total	85.2	29.0	—	—	—
Inter segment revenue	(5.7)	(1.8)	—	—	—
	79.5	27.2	—	—	—

Total revenue	884.3	611.4	484.6	482.7	482.5

Segment OCF
Cable segment OCF	284.5	195.4	154.7	166.3	164.2
Content segment OCF	8.8	3.0	—	—	—
OCF (Total)	293.3	198.4	154.7	166.3	164.2

Pro forma

	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2006	2006	2005	2005	2005
Revenue
Cable segment
Consumer	645.1	637.2	631.6	626.7	641.2
Business	160.1	165.6	168.2	169.1	166.2
Total	805.2	802.8	799.8	795.8	807.4
Inter segment revenue	(0.4)	(0.5)	(0.4)	(0.7)	(0.8)
	804.8	802.3	799.4	795.1	806.6
Content segment
Flextech	40.1	39.9	37.7	36.0	34.4
Sit-up	45.1	51.9	84.1	57.5	24.1
Total	85.2	91.8	121.8	93.5	58.5
Inter segment revenue	(5.7)	(5.3)	(5.1)	(5.4)	(5.2)
	79.5	86.5	116.7	88.1	53.3

Total revenue	884.3	888.8	916.1	883.2	859.9

Segment OCF
Cable segment OCF	284.5	267.6	283.2	299.5	312.3
Content segment OCF	8.8	9.4	8.8	7.8	6.1
OCF (Total)	293.3	277.0	292.0	307.3	318.4

Note:  Segment OCF includes inter segment revenue and costs as applicable. OCF (Total) is a non-GAAP financial measure - see Appendix F.

D)                                   Fixed Asset Additions (Accrual Basis)

(£millions) (unaudited)

	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2006	2006	2005	2005	2005

NCTA Fixed Asset Additions
CPE	48.6	40.1	31.6	32.0	29.3
Scaleable Infrastructure	36.9	52.1	48.7	27.8	22.2
Commercial	19.6	11.4	6.2	8.2	4.9
Line extensions	1.0	0.5	—	—	—
Upgrade/Rebuild	4.1	3.8	2.5	2.3	2.8
Support Capital	22.6	9.5	7.5	6.3	10.6
Total NCTA Fixed Asset Additions	132.8	117.4	96.5	76.6	69.8

Non NCTA Fixed Asset Additions	1.1	0.4	(1.9)	(0.3)	0.4

Total Fixed Asset Additions (accrual basis)	133.9	117.8	94.6	76.3	70.2

Change in capital accruals	(5.8)	17.5	(22.8)	(4.4)	0.4

Total Purchase of Fixed Assets	128.1	135.3	71.8	71.9	70.6

Note: Ntl is not a member of NCTA and is providing this information solely for comparative purposes. Fixed Asset Additions (accrual basis) are from continuing operations. See Appendix F for a discussion of the use of Fixed Asset Additions (accrual basis) as a non-GAAP measure and the reconciliation of Fixed Asset Additions (accrual basis) to GAAP Purchase of Fixed Assets.

E) PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

(£millions) (unaudited)

	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2006	2006	2005	2005	2005

Revenue	884.3	888.8	916.1	883.2	859.9
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(367.5)	(369.0)	(399.1)	(362.0)	(331.4)
Selling, general and administrative expenses	(223.5)	(242.8)	(225.0)	(213.9)	(210.1)
Other charges	(12.1)	(8.9)	(22.4)	(1.3)	(0.7)
Depreciation	(219.3)	(210.4)	(229.2)	(232.0)	(219.3)
Amortization	(55.6)	(58.6)	(59.8)	(60.0)	(60.1)
	(878.0)	(889.7)	(935.5)	(869.2)	(821.6)
Operating income (loss)	6.3	(0.9)	(19.4)	14.0	38.3
Other income (expense)
Interest income and other, net	8.6	8.3	7.4	6.0	8.0
Interest expense	(135.6)	(112.0)	(126.9)	(119.2)	(121.4)
(Loss) on extinguishment of debt	—	(32.4)	—	(2.0)	—
Other, net	5.7	(9.2)	4.0	—	1.0
Share of income from equity investments	3.1	5.0	2.5	3.9	7.5
Foreign currency transaction (losses) gains	(94.1)	(8.6)	33.0	(13.9)	(15.4)
(Loss) from continuing operations before income taxes	(206.0)	(149.8)	(99.4)	(111.2)	(82.0)
Income tax benefit (expense)	9.9	—	(12.6)	12.9	(9.5)
Minority interest	0.3	0.4	—	(1.0)	—
Cumulative effect of a change in accounting principle	—	2.0	—	—	—
(Loss) from continuing operations	(195.8)	(147.4)	(112.0)	(99.3)	(91.5)

Reconciliation of Pro Forma OCF to Pro Forma Operating income (loss)

Pro Forma OCF	293.3	277.0	292.0	307.3	318.4
Less:
Other charges	(12.1)	(8.9)	(22.4)	(1.3)	(0.7)
Depreciation	(219.3)	(210.4)	(229.2)	(232.0)	(219.3)
Amortization	(55.6)	(58.6)	(59.8)	(60.0)	(60.1)

Pro Forma Operating income (loss)	6.3	(0.9)	(19.4)	14.0	38.3

The pro forma information presented in these schedules in respect of the three months ended June 30 and March 31, 2006 has been prepared on a basis as if the merger with Telewest had occurred on January 1, 2006 and the pro forma information in respect of the three months ended on each of June 30, September 30 and December 31, 2005 has been prepared on a basis as if the merger with Telewest had occurred on January 1, 2005 and includes adjustments to reflect the purchase accounting impact on our historical results.

Readers should refer to the notes herein for further explanation of the adjustments made. The presentation does not include all the information and footnotes required by generally accepted accounting principles in the United States to be included in pro forma financial statements.

These pro forma operating results are not necessarily indicative of the results that would have been achieved if the merger had occurred on January 1, 2006 or January 1, 2005, and undue reliance should not be placed on this information.

Proforma Combined Condensed Financial Information

Three months ended March 31, 2006 (in £ millions) (unaudited)

	NTL Inc.	Telewest	Total	Pro Forma
	As reported	Jan 1 - Mar 3	Adjustments	Combined

Revenue	611.4	279.9	(2.5)	888.8
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(254.9)	(88.5)	(25.6)	(369.0)
Selling, general and administrative expenses	(158.1)	(110.0)	25.3	(242.8)
Other charges	(8.4)	(0.5)	—	(8.9)
Depreciation	(149.3)	(66.1)	5.0	(210.4)
Amortization	(36.8)	(8.4)	(13.4)	(58.6)
	(607.5)	(273.5)	(8.7)	(889.7)
Operating income (loss)	3.9	6.4	(11.2)	(0.9)
Other income (expense)
Interest income and other, net	8.6	4.0	(4.3)	8.3
Interest expense	(83.8)	(22.2)	(6.0)	(112.0)
(Loss) on extinguishment of debt	(32.4)	—	—	(32.4)
Other, net	(9.2)	—	—	(9.2)
Share of income from equity investments	1.4	3.6	—	5.0
Foreign currency transaction (losses) gains	(10.0)	1.4	—	(8.6)

(Loss) from continuing operations before income taxes	(121.5)	(6.8)	(21.5)	(149.8)
Income tax (expense) benefit	—	—	—	—
Minority interest	0.4	—	—	0.4
Cumulative effect of a change in accounting principle	1.2	0.8	—	2.0
(Loss) from continuing operations	(119.9)	(6.0)	(21.5)	(147.4)

For the three months ended March 31, 2006, the unaudited pro forma combined condensed financial information contains the actual combined operating results of NTL Inc. with the results of Telewest for the period from January 1, 2006 to March 3, 2006 adjusted to include the pro forma impact of: the elimination of transactions between the former NTL and the former Telewest; the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation; the adjustment of interest income based on the reduced cash balance after the merger transaction; the adjustment of interest expense based on the refinancing in March 2006 using the new senior credit facility and bridge facility borrowing rates; to reflect the impact of income taxes on the pro forma adjustments utilizing NTL’s statutory tax rate of 35% and certain accounting policy alignment adjustments. Readers can refer to the Unaudited Pro Forma Combined Condensed Financial Data filed on Form 8-K/A on May 10, 2006, for detailed descriptions of the adjustments made to this information.

Proforma Combined Condensed Financial Information
Three months ended December 31, 2005 (in £ millions) (unaudited)

	Historical	Historical	Total	Pro Forma
	NTL	Telewest	adjustments	Combined

Revenue	484.6	434.5	(3.0)	916.1
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(205.2)	(163.9)	(30.0)	(399.1)
Selling, general and administrative expenses	(124.7)	(133.8)	33.5	(225.0)
Other charges	(22.4)	—	—	(22.4)
Depreciation	(139.5)	(97.9)	8.2	(229.2)
Amortization	(27.2)	(16.0)	(16.6)	(59.8)
	(519.0)	(411.6)	(4.9)	(935.5)
Operating income (loss)	(34.4)	22.9	(7.9)	(19.4)
Other income (expense)
Interest income and other, net	7.8	6.1	(6.5)	7.4
Interest expense	(55.6)	(43.1)	(28.2)	(126.9)
(Loss) on extinguishment of debt	—	—	—	—
Other, net	0.9	3.1	—	4.0
Share of income from equity investments	—	2.5	—	2.5
Foreign currency transaction (losses) gains	35.2	(2.2)	—	33.0

(Loss) from continuing operations before income taxes	(46.1)	(10.7)	(42.6)	(99.4)
Income tax (expense) benefit	(10.1)	(2.5)	—	(12.6)
Minority interest	—	—	—	—
(Loss) from continuing operations	(56.2)	(13.2)	(42.6)	(112.0)

For the three months ended December 31, 2005, the unaudited pro forma combined condensed financial information contains the actual combined operating results of NTL and the former Telewest adjusted to include the pro forma impact of: the elimination of transactions between the former NTL and the former Telewest; the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation; the adjustment of interest income based on the reduced cash balance after the transaction; the adjustment of interest expense based on the refinancing in March 2006 using the new senior credit facility and bridge facility borrowing rates; to reflect the impact of income taxes on the pro forma adjustments utilizing NTL’s statutory tax rate of 35% and certain accounting policy alignment adjustments. Readers can refer to the Unaudited Pro Forma Combined Condensed Financial Data filed on Form 8-K/A on May 10, 2006, for detailed descriptions of the adjustments made to this information.

Proforma Combined Condensed Financial Information
Three months ended September 30, 2005 (in £ millions) (unaudited)

	Historical	Historical	Total	Pro Forma
	NTL	Telewest	adjustments	Combined

Revenue	482.7	403.7	(3.2)	883.2
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(200.2)	(133.0)	(28.8)	(362.0)
Selling, general and administrative expenses	(116.2)	(128.5)	30.8	(213.9)
Other charges	(1.3)	—	—	(1.3)
Depreciation	(142.3)	(99.4)	9.7	(232.0)
Amortization	(27.4)	(9.4)	(23.2)	(60.0)
	(487.4)	(370.3)	(11.5)	(869.2)
Operating income (loss)	(4.7)	33.4	(14.7)	14.0
Other income (expense)
Interest income and other, net	6.8	5.7	(6.5)	6.0
Interest expense	(51.7)	(38.9)	(28.6)	(119.2)
(Loss) on extinguishment of debt	(2.0)	—	—	(2.0)
Other, net	—	—	—	—
Share of income from equity investments	(0.2)	4.1	—	3.9
Foreign currency transaction (losses) gains	(13.1)	(0.8)	—	(13.9)

(Loss) from continuing operations before income taxes	(64.9)	3.5	(49.8)	(111.2)
Income tax (expense) benefit	12.4	0.5	—	12.9
Minority interest	(1.0)	—	—	(1.0)
(Loss) from continuing operations	(53.5)	4.0	(49.8)	(99.3)

For the three months ended September 30, 2005, the unaudited pro forma combined condensed financial information contains the actual combined operating results of NTL and the former Telewest adjusted to include the pro forma impact of: the elimination of transactions between the former NTL and the former Telewest; the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation; the adjustment of interest income based on the reduced cash balance after the transaction; the adjustment of interest expense based on the refinancing in March 2006 using the new senior credit facility and bridge facility borrowing rates; to reflect the impact of income taxes on the pro forma adjustments utilizing NTL’s statutory tax rate of 35% and certain accounting policy alignment adjustments. Readers can refer to the Unaudited Pro Forma Combined Condensed Financial Data filed on Form 8-K/A on May 10, 2006, for detailed descriptions of the adjustments made to this information.

Proforma Combined Condensed Financial Information
Three months ended June 30, 2005 (in £ millions) (unaudited)

	Historical	Historical	Total	Pro Forma
	NTL	Telewest	adjustments	Combined

Revenue	482.5	380.7	(3.3)	859.9
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(196.0)	(104.0)	(31.4)	(331.4)
Selling, general and administrative expenses	(122.3)	(118.6)	30.8	(210.1)
Other charges	(0.7)	—	—	(0.7)
Depreciation	(129.6)	(101.0)	11.3	(219.3)
Amortization	(27.5)	(9.3)	(23.3)	(60.1)
	(476.1)	(332.9)	(12.6)	(821.6)
Operating income (loss)	6.4	47.8	(15.9)	38.3
Other income (expense)
Interest income and other, net	8.3	6.2	(6.5)	8.0
Interest expense	(58.4)	(40.5)	(22.5)	(121.4)
(Loss) on extinguishment of debt	—	—	—	—
Other, net	—	1.0	—	1.0
Share of income from equity investments	0.2	7.3	—	7.5
Foreign currency transaction (losses) gains	(12.8)	(2.6)	—	(15.4)

(Loss) from continuing operations before income taxes	(56.3)	19.2	(44.9)	(82.0)
Income tax (expense) benefit	(9.8)	0.3	—	(9.5)
Minority interest	—	—	—	—
(Loss) from continuing operations	(66.1)	19.5	(44.9)	(91.5)

For the three months ended June 30, 2005, the unaudited pro forma combined condensed financial information contains the actual combined operating results of NTL and the former Telewest adjusted to include the pro forma impact of: the elimination of transactions between the former NTL and the former Telewest; the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation; the adjustment of interest income based on the reduced cash balance after the transaction; the adjustment of interest expense based on the refinancing in March 2006 using the new senior credit facility and bridge facility borrowing rates; to reflect the impact of income taxes on the pro forma adjustments utilizing NTL’s statutory tax rate of 35% and certain accounting policy alignment adjustments. Readers can refer to the Unaudited Pro Forma Combined Condensed Financial Data filed on Form 8-K/A on May 10, 2006, for detailed descriptions of the adjustments made to this information.

F) Use of non- GAAP Financial Measures and Reconciliation to GAAP

Operating income before depreciation, amortization and other charges (OCF)

Operating income before depreciation, amortization and other charges, which we refer to as OCF or OCF (Total), is not a financial measure recognised under GAAP.  OCF represents our earnings before interest, taxes, depreciation and amortisation, other charges, share of income from equity investments, loss on extinguishment of debt, loss on derivative instruments and foreign currency transaction gains (losses).  Our management, including our chief executive officer who is our chief operating decision maker, considers OCF as an important indicator of our operational strength and performance.  OCF excludes the impact of costs and expenses that do not directly affect our cash flows.  Other charges, including restructuring charges, are also excluded from OCF as management believes they are not characteristic of our underlying business operations.  OCF is most directly comparable to the GAAP financial measure operating income (loss).  Some of the significant limitations associated with the use of OCF as compared to operating income (loss) are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations.

We believe OCF is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors.  In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to operating income (loss) shown below, provides a more complete understanding of factors and trends affecting our business.  Because GAAP financial measures are not standardised, it may not be possible to compare OCF with other companies’ GAAP financial measures that have the same or similar names.

For a reconciliation of pro forma OCF to pro forma operating (income) loss, see Appendix E.

Reconciliation of operating income before depreciation, amortization and other charges (OCF) to GAAP operating income (loss)

(in £millions) (unaudited)

	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2006	2006	2005	2005	2005

Operating income before depreciation, amortization and other charges (OCF)	293.3	198.4	154.7	166.3	164.2

Reconciling items
Other charges	(12.1)	(8.4)	(22.4)	(1.3)	(0.7)
Depreciation and amortization	(274.9)	(186.1)	(166.7)	(169.7)	(157.1)
Operating income (loss)	6.3	3.9	(34.4)	(4.7)	6.4

Net debt

Net debt is defined as long-term debt, including current portion, less cash and cash equivalents and marketable securities. Our management, including our chief operating decision-maker, consider net debt an important measure of our financing obligations.

Net debt is not a financial measure recognized under GAAP. This measure is most directly comparable to the GAAP financial measure, total liabilities. The significant limitation associated with the use of net debt as compared to total liabilities is that net debt does not consider current liabilities due in respect of accounts payable and other liabilities. It also assumes that all of cash and cash equivalents and marketable securities are available to service debt. We believe net debt is helpful for understanding our entire net debt funding obligations and provides useful supplemental information to investors. Because non-GAAP financial measures are not standardized, it may not be possible to compare net debt with other companies’ non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for total liabilities, or other measures of financial performance reported in accordance with GAAP.

Reconciliation of net debt to GAAP Total liabilities

(in £millions) (unaudited)

	Jun 30,	Dec 31,
	2006	2005

Net Debt	5,396.2	1,447.9

Cash and cash equivalents	441.7	735.2
Marketable Securities	—	96.9

Long-term debt, including current portion	5,837.9	2,280.0

Accounts payable	287.4	176.9
Accrued expenses and other current liabilities	586.2	291.1
Interest Payable	27.8	37.8
Deferred Revenue and other long-term liabilities	396.1	237.5
Deferred Income Taxes	127.9	9.2

Total liabilities	7,263.3	3,032.5

Fixed Asset Additions (Accrual Basis)

Our primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis).  Fixed Asset Additions (Accrual Basis) is defined as the purchase of fixed assets as measured on an accrual basis.  Our business is underpinned by significant investment in network infrastructure and information technology.   Our management therefore consider Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations.  Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measure purchase of fixed assets as reported in the Statement of Cash Flows.  The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchase of fixed assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities related to purchases of fixed assets.  We exclude this amount from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities are more related to the cash management treasury function than to our management of fixed asset purchases for long-term operational performance and liquidity.  We compensate for this limitation by separately measuring and forecasting working capital.

Reconciliation of Pro Forma and Reported Fixed Asset Additions (accrual basis) to GAAP Purchase of Fixed Assets

(in £millions) (unaudited)

	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2006	2006	2005	2005	2005
	Reported	Pro Forma	Pro Forma	Pro Forma	Pro Forma
Pro forma Fixed Asset Additions (accrual basis)	£133.9	£158.3	£158.6	£144.3	£129.2

Pre-acquisition Telewest Fixed Asset Additions (accrual basis)	—	(40.5)	(64.0)	(68.0)	(59.0)

Fixed Asset Additions (accrual basis)	£133.9	£117.8	£94.6	£76.3	£70.2

Changes in liabilities related to Fixed Asset Additions (accrual basis)	(5.8)	17.5	(22.8)	(4.4)	0.4

Purchase of Fixed Assets	£128.1	£135.3	£71.8	£71.9	£70.6

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP.  These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business.  We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

G) VIRGIN MOBILE HOLDINGS (UK) LIMITED (formerly Virgin Mobile Holdings (UK) plc)

The summary financial information set out below has been extracted from the audited financial statements of Virgin Mobile Holdings (UK) Limited ("Virgin Mobile") for the year ended 31 March 2006 and has been made available by NTL for background information only. The financial statements of Virgin Mobile for the year ended 31 March 2006 were prepared in accordance with International Financial Reporting Standards as applied in the United Kingdom ("IFRS") and have not been reconciled to US GAAP. NTL was not involved in the preparation of these financial statements, which relate to a period prior to NTL's acquisition of Virgin Mobile and NTL has not completed its review of them. However, NTL is aware that, as previously disclosed, there are significant differences between Virgin Mobile's accounting policies and NTL's accounting policies, including, but not limited to, the accounting policy in respect of Subscriber Acquisition Costs ("SACs"). Under Virgin Mobile's current accounting policies, SACs for contract customers are recognised over the length of the contract. If contract SAC had been expensed in full upon connection, NTL estimates that Virgin Mobile's operating profit for the year ended 31 March 2006 would have been reduced by approximately £25 million. This estimate should not be taken to provide any indication of the impact of this accounting policy difference on future periods.

CONSOLIDATED INCOME STATEMENT

FOR THE YEAR ENDED 31 MARCH 2006

	Year ended	Year ended
	31 March 2006	31 March 2005
	£’000	£’000

Revenue
Service	514,609	457,636
Equipment	48,472	63,660
	563,081	521,296
Cost of sales	(352,683)	(301,624)
Gross profit	210,398	219,672
Administrative expenses	(131,119)	(151,906)
Operating profit	79,279	67,766
Investment income	732	1,511
Finance costs	(14,318)	(16,594)
Profit before tax	65,693	52,683
Tax	(20,819)	(18,242)
Profit for the year	44,874	34,441

Operating profit includes:
Depreciation of property, plant and equipment	3,810	4,011
Amortisation of other intangible assets	11,158	13,425

Operating profit also includes the following one-off expenses:
NTL bid approach costs	3,757	—
Capital restructuring and IPO related expenses	—	6,320
Pre-IPO employee share option costs	—	8,869

Purchase of property, plant and equipment	2,401	3,477
Purchase of other intangible assets	10,981	8,025

90 day active customers (000’s)	4,331.6	4,031.9
Active customer churn	27.5%	22.6%
Rolling 12 month ARPU	£124	£127

Conference Call

There will be a conference call for analysts and investors today at 0830 EDT/ 1330 UK time.  Analysts and investors can dial in to the presentation by calling +1 617 614 4925 in the United States or + 44 (0) 207 365 8426 for international access, passcode “NTL” for all participants.

The presentation can also be accessed live via webcast on the Company’s website, www.ntl.com/investors.

The teleconference replay will be available for one week beginning approximately two hours after the end of the call and will be available until Tuesday, August 15, 2006.  The dial-in replay number for the US is:  +1 617 801 6888 and the international dial-in replay number is: +44 (0) 207 365 8427, passcode: 72501180.